CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference into the accompanying Amendment No. 3 to the registration statement on Form S-3, of our report dated August 4, 1995, relating to the June 30, 1995 financial statements of Larson-Davis Incorporated, appearing in the annual report of Larson-Davis Incorporated on Form 10-KSB for the year ended June 30, 1996, and appearing in the transition report on Form 10-K for the six month period ended December 31, 1996, as amended on Form 10-K/A, and to the reference to us under the caption "Experts".

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.
(formerly Peterson, Siler & Stevenson, P.C.)

Salt Lake City, Utah
September 29, 1997